Neurotez, Inc.

Neurotez Inc. is developing a drug to treat Leptin deficiency in Alzheimer's patients.


Neurotez
Memtin™ – our patented hormone replacement therapy for slowing cognitive decline in Alzheimer's disease and other dementias
"Our flagship"
Nikolaos Tezapsidis, President & CEO
August 5, 2019

Invest

$2.00 minimum investment

Deadline June 16, 2020
in 22 days

Share Price
$2.00

Total Raised
$154,570

Valuation
$21,959,058

From the CEO

"I have personal experience on how devastating a brain disorder that changes your behavior and personality can be. My mother, who died in 2014, suffered from Alzheimer's. My personal commitment is to develop a cure for Alzheimer's disease, no matter what this may cost. There is no plan B."

- Nikolaos Tezapsidis


Neurotez
Memtin™ – our patented hormone replacement therapy for slowing cognitive decline in Alzheimer's disease and other dementias
"Our flagship"
Nikolaos Tezapsidis, President & CEO
February 20, 2020

PROBLEM

Alzheimer's disease affects more than 5 million Americans and 40 million patients worldwide.

Current medications provide limited relief. Many of our competitors are focusing on removing either Abeta or tau deposits from the brain where they form plaques and tangles. None of these efforts have generated any effective drug for the last 18 years since the first anti-Abeta trial started.

The idea that Abeta and plaque do not cause Alzheimer's is gaining momentum in the research community. We were determined to look for a different solution prior to the formation of the plaques.


2019 ALZHEIMER'S DISEASE FACTS AND FIGURES
ALZHEIMER'S DISEASE IS THE 6TH leading cause of death in the United States
5.8 MILLION Americans are living with Alzheimer's
BY 2050, this number is projected to rise to nearly 14 MILLION
82% of seniors say it's important to have their thinking or memory checked
BUT ONLY 16% say they receive regular cognitive assessments
MORE THAN 16 MILLION AMERICANS provide unpaid care for people with Alzheimer's or other dementias
These caregivers provided an estimated 18.5 BILLION HOURS valued at nearly $234 BILLION
IN 2019, Alzheimer's and other dementias will cost the nation $290 BILLION
BY 2050, these costs could rise as high as $1.1 TRILLION
EVERY 65 SECONDS someone in the United States develops the disease
Between 2000 and 2017 deaths from heart disease have decreased 9%
while deaths from Alzheimer's disease have increased 145%
1 IN 3 seniors dies with Alzheimer's or another dementia
It kills more than breast cancer and prostate cancer COMBINED
alzheimer's association

INDUSTRY SNAPSHOT

"Alzheimer's disease market will more than double to **$11.3 Billion** by 2021." GBI Research

SOLUTION

Our novel approach focuses on Leptin, a naturally occurring human hormone associated with various metabolic effects, has a large number of receptors in memory centers of the brain.



Hippocampus (in red) responsible for memory formation, cognition and executive function is severely affected by the disease. This region is rich in Leptin receptors.

This protein is often present at decreased levels in patients suffering from Alzheimer's disease, and cognitive deterioration in AD patients correlates strongly with a decline in circulating Leptin levels.

We are developing Memtin™ to treat Leptin deficiency in Alzheimer's patients. This Leptin product will act as a novel hormone replacement therapy for Alzheimer's disease (AD) and/or as a preventative for those who are at risk.

SUCCESS


20+ patents
15 PhDs, MDs, MBAs
17 papers and journals

RECOGNITION

- InvestAcure Coin Award 2019

> InvestAcure honored Nik Tezapsidis with the Cure Coin Award for his work in the development of Memtin, a novel recombinant human Leptin product, used as a hormone replacement therapy, showing potential in both slowing down and preventing Alzheimer's.

- Nominated for Most Promising Private Company 2015

> The Biotechnology Industry Organization nominated Neurotez, Inc. as a Most Promising Private Company for its 2015 Buzz of Bio Contest.

- Best Presentation Award at NYC Venture Summit 2011

> A panel of judges consisting of venture capitalists, private investors and other business executives at the NYC Venture Summit 2011, voted Neurotez's presentation as the best among 30 companies in the Life sciences category.

- 2010 Incubator Company to Watch

> Neurotez was chosen as a 2010 Incubator Company to Watch at the NJTC Gala Awards

TEAM

Operating Team

An impressive group of exceptional individuals with deep experience and success in their respective fields in Academia (1000s of publications in Alzheimer's) and Pharmaceutical Industry have been working together for a number of years to achieve our mission.



Nikolaos Tezapsidis

President and CEO

- PhD in Biochemistry at the University of Sussex, UK
- 18+ years of biomedical research
- Two awards from the Alzheimer's Association



Wes Ashford

Chief Medical Officer

- MD and PhD in Neuroscience from UCLA
- 100+ publications on Alzheimer's disease
- Senior Research Scientist at the Stanford/VA Aging Clinical Research Center and Alzheimer's Center



George Perry

Chief Science Officer

- PhD in Marine Biology from Scripps Institution of Oceanography
- 1,000+ publications on Alzheimer's disease
- Semmes Foundation Endowed Chair in Neurobiology at the University of Texas at San Antonio



Hamish McArthur

Chief Manufacturing Officer

- PhD in Microbial Biochemistry at University of Cambridge
- 33 years of drug development experience at Pfizer
- 50+ publications and patents



Jukka Karjalainen

COO

- 25+ years of pharma experience in US, Canada, and Europe
- Authored 55 original publications in top-rated international medical journals
- Member of International Science Advisory Board



Jane Johnston
VP Operations

- PhD in Biochemistry from Imperial College
- 18+ years of research experience in neural repair and cellular imaging
- Principal Investigator for the University of Medicine and Dentistry of New Jersey and Albert Einstein College of Medicine



Michael Hoy
Consultant in Regulatory Affairs

- MS in Clinical Pharmacology from Thomas Jefferson University
- Extensive experience in early phase clinical development, regulatory affairs, and life-cycle management
- Worked at Bristol-Myers Squibb, Wyeth, and Johnson & Johnson



Bob Oliver
Director

- MBA in Marketing from the Haub School of Business at Saint Joseph's University
- President and CEO of Otsuka America Pharmaceutical, Inc.
- VP and Global Business Manager for Oncology at Wyeth



James Harris
acting CFO

- MBA in Finance from Long Island University
- CEO of Healthcare Economics LLC
- VP at Dragon Pharmaceuticals, Inc.



Thomas J. Humphries

Director

- 36 years of experience in Pharma and Biotech
- 225+ papers published
- Retired as a Colonel after 26 years in the Navy and Airforce

—

MEMTIN™ DEVELOPMENT TIMELINE



Neurotez
DRUG DEVELOPMENT PATH FOR MEMTIN:
KEY MILESTONES
Precedent Licensing Agreements (Alzheimer's Disease)
2008 - 2015
Pre-clinical Mean Deal Size: $313 M
Phase I & II Mean Deal Size: $527 M
Roche
ORTHO-McNEIL
MERCK
Boehringer Ingelheim
astellas
Leading Light for Life
Pfizer
QUINTILES
Johnson & Johnson
Timeline
Pre-clinical
Phase Ib Phase IIa
Phase II/III
Year 1
Year 2
Year 3-4
Company's Memtin Treatment
Cloning MCB, Stability, Formulation Manufacturing
IND-enabling / Filing
1st and 2nd Clinical Trials
3rd Clinical Trial
$5.0 Million
Funding/Exit options
Funding to Date: $4.5 Millio
(Founders' Capital & Grants)
Series A: $10 Million
Series B: $15 Million

—

MEDIA MENTIONS

- The National Herald →
- ellines.com →
- tapinto.net →
- businesswire.com →

—

PREVIOUS FUNDING

Total = $4.5M

National Institutes of Health

IRS Qualifying Therapeutic Discovery Project grant

New Jersey Commission of Science and Technology

PITCH DECK


Neurotez
Memtin™ – our patented hormone replacement therapy for slowing cognitive decline in Alzheimer's disease and other dementias
"Our flagship"
Open
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MORE INFO

- Website: neurotez.com →
- Facebook: facebook.com/neurotez →
- Twitter: twitter.com/Neurotez →

USE OF PROCEEDS

To be used for General Corporate purposes including legal, accounting, marketing, and salary expenses.

If the offering's maximum Reg CF allocation of $500,000 is raised:

Use	Value	% of Proceeds
Manufactuirng and IND-enabling studies for Leptin product	$200,000	40.0%
Phase 1A/1B clinical trials	$200,000	40.0%
Personnel costs	$25,500	5.1%
Debt repayment	$50,000	10.0%
Intermediary fees	$24,500	4.9%

If the offering's maximum amount of $2,500,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Manufactuirng and IND-enabling studies for Leptin product	$200,000	8.0%
Phase 1A/1B clinical trials	$2,102,000	84.1%
Personnel costs	$25,500	1.0%
Debt repayment	$50,000	2.0%
Intermediary fees	$122,500	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Neurotez Inc.. Up to $500,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by June 16, 2020 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Neurotez Inc. may issue additional securities to raise up to $2,500,000, the offering's *maximum*.

$154,570 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,229,529 shares
× $2.00 per share
$24,459,058 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

Annual Report 2018

UPDATES

Aug 16, 2019 — Primary offering of 1,250,000 shares at $2.00

Feb 11, 2019 — Annual Report posted to website

Feb 26, 2018 — Primary offering closed, selling 95,209 shares

Jan 2, 2018 — Primary offering of 107,000 shares at $1.00

TRANSACTIONS

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Transaction Log

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.